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Exhibit 3.1

ARTICLES OF INCORPORATION

OF

JONES SODA CO.

ARTICLE I

Name

    The name of the corporation is JONES SODA CO. (the "Corporation").

ARTICLE II

Authorized Shares

    The Corporation shall be authorized to issue one hundred million (100,000,000); shares of Common Stock, without par value.

ARTICLE III

Directors

    The number of directors of the Corporation and the manner in which such directors are to be elected shall be as set forth in the bylaws. The names and addresses of the initial directors are:

Name	Address
Peter M. van Stolk	1356 Frances Street Vancouver, B.C. V5L 1Y9
Jennifer L. Cue	1356 Frances Street Vancouver, B.C. V5L 1Y9
Ron B. Anderson	1356 Frances Street Vancouver, B.C. V5L 1Y9
Michael M. Fleming	1356 Frances Street Vancouver, B.C. V5L 1Y9
Matthew Kellogg	1356 Frances Street Vancouver, B.C. V5L 1Y9
Peter Cooper	1356 Frances Street Vancouver, B.C. V5L 1Y9

    The terms of the initial directors shall expire at the first shareholders' meeting at which directors are elected.

ARTICLE IV

Shareholders' Rights

    1.  Shareholders of the Corporation have no preemptive rights to acquire additional shares issued by the Corporation.

    2.  Holders of Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

ARTICLE V

Voting Rights; Quorum

    1.  Holders of Common Stock shall have unlimited voting rights of one vote per share on each matter to be voted on.

    2.  At each election of directors, every shareholder entitled to vote at such election has the right to vote the number of shares of stock held by such shareholder for each of the directors to be elected. In any election of directors, the candidates elected are those receiving the largest number of votes cast by the shares entitled to vote, up to the number of directors to be elected by such shares. No cumulative voting for directors shall be permitted.

    3.  Any action required or which may be taken at a meeting of shareholders of the Corporation may be taken without a meeting or a vote if the action is taken with the prior written consent of all shareholders entitled vote.

    4.  A quorum at any annual or special meeting of shareholders shall consist of shareholders representing, either in person or by proxy, at least 33 1/3% of the votes entitled to be cast on the matter by each voting group.

ARTICLE VI

Limitation on Liability of Directors

    No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director, which conduct takes place on or after the date this Article becomes effective, except for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct violating RCW 23B.08.310, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If, after this Article becomes effective, the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article becomes effective.

ARTICLE VII

Registered Office

    The name and address of the registered office of the Corporation is CT Corporation
520 Pike Street Seattle, Washington 98101.

ARTICLE VIII

Incorporator

    The name and address of the incorporator is:

Name	Address
Daren H. Nitz	1325 Fourth Avenue, Suite 1200 Seattle, Washington 98101-2509

ARTICLE IX

Amendment of Articles

    The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders and directors are subject to this reserved power.

DATED: February 11, 2000

                      /s/ DAREN H. NITZ

                      Daren H. Nitz

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ARTICLES OF INCORPORATION OF JONES SODA CO.
ARTICLE I Name
ARTICLE II Authorized Shares
ARTICLE III Directors
ARTICLE IV Shareholders' Rights
ARTICLE V Voting Rights; Quorum
ARTICLE VI Limitation on Liability of Directors
ARTICLE VII Registered Office
ARTICLE VIII Incorporator
ARTICLE IX Amendment of Articles